Exhibit 4.18

December 16, 2008

PITANGO VENTURE CAPITAL FUND V, L.P.

PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P.

Re:	Management Rights

Ladies and Gentlemen:

On the date hereof, Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principal Fund V, L.P. (the “Investor”) acquired certain stock of JinkoSolar Holding Co., Ltd., a Cayman Islands corporation (the “Issuer”). In connection with such investment, the Investor is seeking to obtain direct contractual rights to substantially participate in, or substantially influence the conduct of, the management of the Issuer, in order to satisfy certain requirements to qualify, or maintain its qualification, as a “venture capital operating company” within the meaning of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In order to induce the Investor to invest in the Issuer and to enable the Investor to satisfy such requirements, the Issuer has agreed to provide the following contractual management rights, in addition to any rights to non-public financial information, inspection rights and other rights specifically provided to all investors in the current financing:

1. Investor shall be entitled to consult with and advise management of the Issuer on significant business issues, including management’s proposed annual operating plans, and management will meet with the Investor regularly during each year at the Issuer’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2. Investor may examine the books and records of the Issuer and inspect its facilities and its properties and may request information at reasonable times and intervals concerning the general status of the Issuer’s financial condition and operations, provided that access to highly confidential proprietary information and facilities, or to information which disclosure would adversely affect attorney-client privilege between Issuer and its counsel, need not be provided.

3. If Investor is not represented on the Issuer’s Board of Directors, it may send its representative as a nonvoting observer to attend meetings of the Issuer’s Board of Directors at Investor’s own expenses. The Investor shall provide the Issuer with a notice of appointing such representative in accordance with Section 10.8 of the Share Subscription Agreement entered into among, inter alia, the Issuer and Investor on December 11, 2008 (“Share Subscription Agreement”). In this case, the Issuer shall, concurrently with delivery to the Board of Directors, give your representative copies of all notices, minutes, consents and other material that the Issuer provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to Investor’s concerns regarding significant business issues facing the Issuer.

4. The Issuer shall deliver to the Investor:

(a) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Issuer, consolidated balance sheets of the Issuer and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Issuer and its subsidiaries for the period then ended, prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Issuer and its subsidiaries for the year then ended, prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditors report thereon of a firm of established national reputation;

(c) within 21 days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; and

(d) as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Issuer.

5. Investor agrees, and any representative of the Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this letter, except as required by law.

6. This letter may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not signatory to the original or to the same counterpart.

7. The rights granted herein shall terminate and be of no further force or effect upon the consummation of the sale of the Issuer’s securities pursuant to a registration statement filed by the Issuer under the United States Securities Act of 1933, as amended, or under other applicable local law, in connection with the firm commitment underwritten offering of its securities to the general public.

8. Subject to paragraph 7 above, if the Issuer engages in a restructuring or similar transaction, any resulting entity or entities shall be subject to this letter in the same manner as the Issuer.

9. The Management Right Letter between Paker Technology Limited and the Investor dated September 18, 2008 shall be terminated and without force or effect upon the closing of the transaction under the Share Subscription Agreement.

Please acknowledge your agreement to the terms hereof by signing this letter as provided below.

Very truly yours,

.

Signature Page for

Management Rights Letter

By:	/s/ Kangping Chen
Name: Kangping Chen
Title:

Signature Page for

Management Rights Letter

Accepted:

PITANGO VENTURE PARTNERS 2004 LTD.

By:
Name:
Title:

Signature Page for

Management Rights Letter